 AMENDMENT 9/28/01 TO ARTS OF INCORP ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE GOLD CHAIN MINING COMPANY (To be now/known/as: "Global DECS Corp.") _______________________________________________ The undersigned, being a duly constituted officer and special legal counsel of The Gold Chain Mining Company (the "Corporation"), acting pursuant to Article XXII of the Corporation's Articles of Incorporation, as amended and restated, and in conformance with the provisions of the Utah Revised Business Corporation Act, [paragraphs] 16-10a-1006, 16-10a-202, 16-10a-704, and 16-10a-821, does hereby submit the following Articles of Amendment to the Articles of Incorporation of the Corporation, which said Corporation has approved and adopted in accordance with the laws of the state of Utah and as set forth below: FIRST: The name of the Corporation, before the effective date of these amendments, is THE GOLD CHAIN MINING COMPANY. SECOND: The following Amendment to the Articles of Incorporation, was duly authorized by the shareholders of the Corporation, at a regularly convened Annual or Special Meeting of Shareholders upon proper notice, or, pursuant to Article XXII of said Articles, was authorized without meeting or notice upon receipt of one or more signed consents by shareholders voting not less than the minimum number of shares necessary to authorize the amendment; FURTHER, the following Amendment has been duly adopted by the Board of Directors acting on behalf of the Corporation, all in accordance with the Corporation's Bylaws, as amended: Article I of the Articles of Incorporation is amended to read: ARTICLE I CORPORATE NAME The name of this corporation is " Global DECS Corp." THIRD: This Amendment was duly adopted and ratified by the Corporation's Shareholders on September 28, 2001. On the record date, a total of 3,540,225 shares of common stock were entitled to vote on the Amendment, constituting the total number of all issued and outstanding shares of voting shares that were not restricted from vote by escrow or other voting limitations as of that date. Of that total, 2,410,524 common shares were present, representing on the record date a lawful quorum. "Voted For" were: 2,410,524 Shares, which was a sufficient amount for approval of the amendment. "Voted Against" were: 0 Shares, and "Abstained" were: 0 Shares. FOURTH: This Amendment, approved by a majority of the shareholders, was duly ratified by a resolution of the board of directors, and the corporate action to change the name of the Corporation was then adopted on behalf of the Corporation, by the unanimous consent of the Directors executed by them on September 28, 2001. IN WITNESS WHEREOF, the undersigned has hereby executed these Articles of Amendment to the Articles of Incorporation, for and on behalf of the Corporation. The undersigned hereby certifies that the foregoing recites the true and correct Amendment approved by the shareholders, ratified by the directors, and adopted by the Corporation; and that the following represents a true and correct list of the present officers and directors of this Corporation as presently constituted in the minutes and records of the Corporation: Willard G. Weins, President and Director Murray Johns, Vice President and Director Jimmy Mitchell, Secretary and Director Carlos M. Chavez, Asst. Secretary, Registered Agent, and Legal Counsel THE GOLD CHAIN MINING COMPANY, (Corporate Seal) a Utah corporation n/k/a Global DECS Corp. /s/ C M Chavez DATED: September 28, 2001 By:__________________________________ Carlos M. Chavez, Asst. Secretary Registered Agent and Legal Counsel /s/ Attest: ___________________________ NOTE: Execution of this document constitutes an acknowledgment under penalties of perjury that the corporate actions set forth in this document are the authorized acts and deeds of the corporation on whose behalf this document is executed and that the facts stated herein are true and accurate.